Exhibit 10.2

Execution Version

Published CUSIP Number: 86923YAA6

CREDIT AGREEMENT

DATED AS OF SEPTEMBER 25, 2012

AMONG

SUSSER PETROLEUM PARTNERS LP,

AS THE BORROWER,

BANK OF AMERICA, N.A.,
AS ADMINISTRATIVE AGENT, SWING LINE LENDER AND
L/C ISSUER,

BARCLAYS BANK PLC,

AS SYNDICATION AGENT,

UBS LOAN FINANCE LLC AND WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS CO-DOCUMENTATION AGENTS,

AND

THE OTHER LENDERS PARTY HERETO

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

AS SOLE LEAD ARRANGER AND SOLE BOOK MANAGER

i

(CONTINUED)

(CONTINUED)

(CONTINUED)

(CONTINUED)

v

(CONTINUED)

SCHEDULES

2.01	Commitments and Applicable Percentages
5.11	Tax Sharing Agreements
5.13	Loan Parties; Subsidiaries and Other Equity Investments
5.18	Material Contracts
6.12	Subsidiary Guarantors
7.01	Existing Liens
7.02	Existing Indebtedness
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Revolving Credit Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E-1	Certificate of Non-Bank Status (Foreign Lenders — Non-Partnerships)
E-2	Certificate of Non-Bank Status (Foreign Participants — Non-Partnerships)
E-3	Certificate of Non-Bank Status (Foreign Participants —Partnerships)
E-4	Certificate of Non-Bank Status (Foreign Lenders —Partnerships)

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of September 25, 2012, among SUSSER PETROLEUM PARTNERS LP, a Delaware limited partnership (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01.       Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition, directly or indirectly, by any Person of (a) a majority of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person, (c) all or substantially all of a line of business or division of another Person, (in each case above (i) whether or not involving a merger or a consolidation with such other Person and (ii) whether in one transaction or a series of related transactions), or (d) any other properties or assets of a Person (but in any case excluding any ordinary course capital expenditures of the Loan Parties or replacements of existing equipment, property or assets of the Loan Parties).

“Acquisition Consideration” means, in connection with any Acquisition, the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, earnouts and other contingent payment obligations to, and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for such Acquisition; provided, that any earnout or other contingent future payment shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Borrower or any Subsidiary.

“Act” has the meaning specified in Section 10.18.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.  As of the Closing Date, the Aggregate Commitments are $250,000,000.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.16.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the Aggregate Commitments shall be determined based on the Applicable Percentage of such Lender in respect of the Aggregate Commitments most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the applicable percentage per annum set forth below determined by reference to the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Rate (Letters of Credit)	Base Rate	Commitment Fee
1	>4.50	3.25%	2.25%	0.50%
2	>4.00 but < 4.50	3.00%	2.00%	0.50%
3	>3.50 but < 4.00	2.75%	1.75%	0.50%
4	>3.00 but < 3.50	2.50%	1.50%	0.50%
5	>2.50 but < 3.00	2.25%	1.25%	0.375%
6	< 2.50	2.00%	1.00%	0.375%

provided that, subject to the proviso in the following sentence, for the period beginning on the Closing Date through the date the first Compliance Certificate is delivered pursuant to Section 6.02(a), Pricing Level 6 shall apply.  Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited financial statements of Borrower’s Predecessor and its Subsidiaries for the fiscal year ended December 31, 2011, as presented in the Registration Statement.

“AutoBorrow Agreement” means the AutoBorrow Service Agreement dated as of September 25, 2012, between the Borrower and the Swing Line Lender.

“Available Cash” has the meaning set forth in the Borrower Partnership Agreement as in effect on the date hereof.  For avoidance of doubt, any amendment or other modification to the definition of “Available Cash” in the Borrower Partnership Agreement after the date hereof will not be effective for purposes of this Agreement without the approval of the Required Lenders.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate (as set forth in clause (b) of the definition thereof) plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower IPO” means an initial registered public offering of the Common Units of the Borrower to the public pursuant to the Registration Statement which results in the Common Units of the Borrower being traded on a national securities exchange.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of Susser Petroleum Partners LP dated as of September 25, 2012, among the General Partner, Holdings and the other limited partners party thereto.

“Borrower’s Predecessor” means Susser Petroleum Company, the Borrower’s predecessor for accounting purposes as set forth in the Registration Statement.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or the State of New York and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)                                 readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)                                 time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)                                  (i) commercial paper issued by any Person organized under the laws of any state of the United States of America or, in the case of commercial paper constituting Lakehead Loan Collateral, any other jurisdiction acceptable to the lender of the Lakehead Loan, and in each case rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, and with maturities (A) in the case of commercial paper not constituting Lakehead Loan Collateral, of not more than 180 days from the date of acquisition thereof and (B) in the case of commercial paper constituting Lakehead Loan Collateral, of not more than 24 months from the date of acquisition thereof and (ii) commercial paper constituting Lakehead Loan Collateral issued by any Person organized under the laws of any state of the United States of America or any other jurisdiction acceptable to the lender of the Lakehead Loan, and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, and with maturities, of not more than 90 days from the date of acquisition thereof; and

(d)                                 Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following events or conditions: (a) the General Partner shall cease to be the sole general partner of the Borrower; (b) Holdings shall cease, directly or indirectly, to own and control legally and beneficially more than 50% of the Equity Interests in the General Partner or any Person (other than Holdings) shall Control the General Partner; or (c) a “change of control” or any comparable term under, and as defined in, any indenture, note agreement or other agreement governing any Qualified Offering that results in an “event of default” under such Qualified Offering, such Qualified Offering becoming due and payable before its maturity, or such Qualified Offering being subject to a repurchase, retirement or redemption right or option (whether or not exercised).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Date Financial Statements” means the pro forma unaudited consolidated financial statements of the Borrower and its Subsidiaries, as presented in the Registration Statement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations.  For the avoidance of doubt, the Collateral shall not include the Excluded Assets.

“Collateral Documents” means, collectively, the Security Agreement, each of the Mortgages, collateral assignments, security agreement supplements, intellectual property security agreement supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations.

“Collateral Loss” means any loss, damage, destruction or other casualty to, or any condemnation of, any Collateral.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Common Units” means the common units and subordinated units representing limited partner interests in the Borrower.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) unusual, extraordinary or non-recurring losses or charges related to asset sales, (v) the cumulative effect of a change in accounting principles, (vi) non-cash management compensation consisting of Equity Interests, (vii) non-recurring costs (including restructuring costs, extraordinary costs, and transaction costs related to the Transaction) and expenses and charges resulting from equity offerings, Investments, Acquisitions, recapitalizations or the incurrence or repayment of Indebtedness (including a refinancing thereof), in each case, permitted under this Agreement, in an aggregate amount not to exceed, for any such costs relating to transactions other than the Transaction, 10% of Consolidated EBITDA (as shown on the consolidated financial statements of the Borrower and its Subsidiaries most recently delivered to the Administrative Agent in accordance with Section 6.01 but without giving effect to this clause (vii) in such calculation) for any Measurement Period, (viii) unrealized losses resulting from mark to market accounting for hedging activities, including, without limitation those resulting from the application of FASB Accounting Standards Codification 815 (“FASB ASC 815”) and (ix) other expenses or losses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such Measurement Period) and minus (b) the following to the extent included in calculating such Consolidated Net Income:  (i) Federal, state, local and foreign income tax credits, (ii) unrealized gains resulting from mark to market accounting for hedging activities, including, without limitation, those resulting from the application of FASB ASC 815 and (iii) all other non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period).  Consolidated EBITDA shall be calculated for each Measurement Period, on a Pro Forma Basis, after giving effect to, without duplication, any Material Acquisition (as defined below) and any Material Disposition (as defined below) and, at the Borrower’s election, any other Acquisition or Disposition, in each case, made during each period commencing on the first day of such period through the date of such transaction (the “Reference Period”) as if such Acquisition or Disposition and any related incurrence or repayment of Indebtedness occurred on the first day of the Reference Period.  As used in this definition, “Material Acquisition” means any Acquisition with Acquisition Consideration of $15,000,000 or more and “Material Disposition” means any Disposition resulting in net sale proceeds of $15,000,000 or more.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all non-contingent obligations, whether current or long-term, for borrowed money (including Obligations hereunder, but excluding L/C Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct (but not contingent) obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (in each case, to the extent unreimbursed), (d) all obligations in respect of the deferred purchase price of property or services (other than accrued expenses and trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all direct (but not contingent) obligations arising under Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary Guarantor, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.  Notwithstanding the foregoing, outstanding principal amounts of the Lakehead Loan owing by the Borrower shall be excluded from the calculation of Consolidated Funded Indebtedness to the extent a corresponding amount of Lakehead Loan Collateral is pledged to secure the repayment thereof in accordance with the terms of the Lakehead Loan Documents.

“Consolidated Interest Charges” means, for any Measurement Period, for the Borrower and its Subsidiaries on a consolidated basis, (a) the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (ii) all interest paid or payable with respect to discontinued operations and (iii) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP minus (b) interest income received by the Borrower in respect of the Lakehead Loan Collateral.  “Consolidated Interest Charges” shall not include (1) upfront fees paid in connection with this Agreement or any facility for borrowed money in which the fees are paid from the proceeds of such facility, (2) Indebtedness or lease issuance costs which have to be amortized, (3) lease payments on any office equipment or real property, (4) any principal components paid on all lease payments, (5) gains, losses or other charges as a result of the early retirement of Indebtedness and (6) any other non-cash interest expense.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges for the most recently completed Measurement Period for which financial statements are available.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period and (c) any income (or loss) for such Measurement Period of any Person in which the Borrower and its Subsidiaries has an interest (which interest does not cause the net income or loss of such other Person to be consolidated with the net income or loss of the Borrower and its Subsidiaries in accordance with GAAP), except to the extent of any income actually distributed as a cash dividend or other cash distribution by such Person during such Measurement Period to the Borrower or its Subsidiaries (and in the case of a cash dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Consolidated Senior Secured Funded Indebtedness” means, as of any date of determination, Consolidated Funded Indebtedness that is secured by Liens on any Property of the Borrower or its Subsidiaries.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period for which financial statements are available.

“Consolidated Total Assets” means, with respect to the Borrower and its Subsidiaries, the amount which, in accordance with GAAP, is set forth under the caption “Total Assets” (or any like caption) on the consolidated balance sheet of the Borrower and its Subsidiaries.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (less the sum of (i) cash in excess of $10,000,000 held by the Borrower and its Subsidiaries as of such date (excluding restricted cash) and (ii) the aggregate amount of Cash Equivalents permitted pursuant to Section 7.03(a) held by the Borrower, excluding, for the avoidance of doubt, the Lakehead Loan Collateral) as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period for which financial statements are available.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributing Affiliates” means Holdings, Susser Petroleum Company and any other Affiliate of Holdings that contributes or otherwise transfers assets to any Loan Party, whether on, prior to or after the Closing Date as described in the Registration Statement.

“Contributed Assets” means the assets contributed or otherwise transferred by the applicable Contributing Affiliate to any Loan Party whether on, prior to or after the Closing Date, including without limitation the assets contributed by certain Contributing Affiliates to the Loan Parties on or prior to the Closing Date as described in the Registration Statement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in

Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries or any Contributing Affiliate directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other written consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (provided, however, that debt securities that are or by their terms may be convertible or exchangeable into or for Equity Interests shall not constitute Equity Interests prior to conversion or exchange thereof).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (e) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the determination that any Pension Plan or

Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a)                                 for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 10:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 10:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately10:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Assets” means (a) the Lakehead Loan Collateral (for so long as, and to the extent that it secures, the Lakehead Loan); (b) all owned real property and fixtures of the Borrower and Guarantors, unless and until (i) the Mortgage Trigger occurs and (ii) the Required Lenders request delivery of mortgages covering such owned real property; (c) those assets over which the granting of security interests in such assets would be prohibited by contract (including permitted Liens, leases and licenses), organizational documents, joint venture agreements, shareholders’ agreements, applicable Laws or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the UCC, other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibitions); (d) margin stock limited to $100,000 and (e) those assets as to which the Administrative Agent reasonably determines that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.07(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Susser Credit Agreement” means the Amended and Restated Credit Agreement dated as of May 7, 2010 among Susser Holdings, L.L.C., as borrower, Holdings, as parent guarantor, the lenders parties thereto and Bank of America, as administrative agent.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated August 13, 2012, among Holdings, the Borrower, Bank of America and the Arranger.

“Flood Insurance Regulations” means The National Flood Insurance Reform Act of 1994.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means Susser Petroleum Partners GP, LLC, a Delaware limited liability company and the sole general partner of the Borrower.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into thereafter in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings and the Subsidiary Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Holdings” means Susser Holdings Corporation, a Delaware corporation and any legal successor.

“Holdings Guaranty” means the Guaranty of Collection, dated as of September 25, 2012 made by Holdings in favor of (i) the Lender (as defined in the Lakehead Loan Documents) and (ii) the Administrative Agent, for the benefit of the Lenders, in an aggregate amount not to exceed $180,665,967.

“Immaterial Subsidiary” means, subject to Section 6.12(f), any Wholly Owned Subsidiary of the Borrower having total assets with an aggregate book value, as of the end of the fiscal quarter most recently ended and for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), not exceeding the lesser of (x) $5,000,000 and (y) 2.5% of Consolidated Total Assets as of the end of such fiscal quarter; provided that any Wholly Owned Subsidiary shall automatically cease to be an Immaterial Subsidiary if such Wholly Owned Subsidiary no longer meets the requirements set forth in this definition.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not more than 90 days past due unless being contested in good faith and for which adequate reserves have been established and reported in accordance with GAAP);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   all Attributable Indebtedness;

(g)                                  all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)                                 all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  For the purposes of clause (c), the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For the purposes of clause (e), the amount of any Indebtedness of any Person shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as reasonably determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment

Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Revolving Credit Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.  “Investment” shall exclude extensions of trade credit by the Borrower and its Subsidiaries on commercially reasonably terms in accordance with the normal trade practices of the Borrower or such Subsidiary, as the case may be.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Lakehead Loan” means, collectively, the up to $180,665,967 of term loans made to the Borrower pursuant to the Lakehead Loan Documents.

“Lakehead Loan Collateral” means Cash Equivalents pledged as security for the Lakehead Loan.

“Lakehead Loan Documents” means (a) the Term Loan and Security Agreement dated of even date herewith between the Borrower and Bank of America, N.A., as lender, (b) the Collateral Account Control Agreement dated of even date herewith among the Borrower, Bank of America, N.A., as secured party, and Bank of America, N.A., as securities intermediary, and (c) the Collateral Account Control Agreement dated of even date herewith among the Borrower, Bank of America, N.A., as secured party, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as securities intermediary.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $75,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest. The term “Lien” shall include any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Holdings Guaranty, (d) the Subsidiary Guaranty, (e) the Collateral Documents, (f) the Fee Letter, (g) each Issuer Document, (h) the AutoBorrow Agreement, (i) any arrangements entered into by the L/C Issuer and the Borrower pursuant to Section 2.03(a)(iii), (j) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement, (k) each Secured Hedge Agreement and (l) each Secured Cash Management Agreement; provided that for purposes of the definition of “Material Adverse Effect” and Articles IV through X (other than Section 8.03, Section 10.04, and Section 10.16), “Loan Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on (a) the operations, business, properties, liabilities or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) the ability of the Borrower, together with the Guarantors taken as a whole, to perform its obligations under the Loan Documents to which it is a party; or (c) the legality, validity, binding effect or enforceability against the Borrower or any

Guarantor of, or material rights and remedies of the Administrative Agent or any Lender under, the Loan Documents to which the Borrower or such Guarantor is a party.

“Material Contract” means (a) the Susser Contribution Agreement and any similar type of agreement relating to the transfer of the Contributed Assets, (b) all material fuel supply, marketer and/or distributor agreements, including those listed on Schedule 5.18, together with amendments, restatements, extensions and replacements thereof, (c) the Susser Distribution Contract, the Susser Omnibus Agreement, and the Susser Transportation Contract together with amendments, restatements, extensions and replacements thereof, and (d) any other documents, agreements or instruments (i) to which any Loan Party is a party, and (ii) which, if breached, terminated or cancelled, could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means September 25, 2017; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower or, if fewer than four consecutive fiscal quarters of the Borrower have been completed since the Closing Date, the fiscal quarters of the Borrower that have been completed since the Closing Date; provided that: (a) for purposes of determining the amount of Consolidated EBITDA to be included in the calculation of the Consolidated Interest Coverage Ratio, Consolidated Total Leverage Ratio and Consolidated Senior Secured Leverage Ratio for the fiscal quarter ended December 31, 2012, such amount for the Measurement Period then ended shall equal such Consolidated EBITDA for such fiscal quarter multiplied by four; (b) for purposes of determining the amount of Consolidated EBITDA to be included in the calculation of the Consolidated Interest Coverage Ratio, Consolidated Total Leverage Ratio and Consolidated Senior Secured Leverage Ratio for the fiscal quarter ended March 31, 2013, such amount for the Measurement Period then ended shall equal such Consolidated EBITDA for the two fiscal quarter period then ended multiplied by two; and (c) for purposes of determining the amount of Consolidated EBITDA to be included in the calculation of the Consolidated Interest Coverage Ratio, Consolidated Total Leverage Ratio and Consolidated Senior Secured Leverage Ratio for the fiscal quarter ended June 30, 2013, such amount for the Measurement Period then ended shall equal such Consolidated EBITDA for the three fiscal quarter period then ended multiplied by 4/3; and provided further that (x) for purposes of determining the amount of Consolidated Interest Charges to be included in the calculation of the Consolidated Interest Coverage Ratio for the fiscal quarter ended December 31, 2012, such amount for the Measurement Period then ended shall equal such Consolidated Interest Charges for such fiscal quarter multiplied by four; (y) for purposes of determining the amount of Consolidated Interest Charges to be included in the calculation of the Consolidated Interest Coverage Ratio for the fiscal quarter ended March 31, 2013, such amount for the Measurement Period then ended shall equal such Consolidated Interest Charges for the two fiscal quarter period then ended multiplied by two; and (z) for purposes of determining the amount of Consolidated Interest Charges to be included in the calculation of the Consolidated Interest Coverage Ratio for the fiscal quarter ended June 30, 2013, such amount for the Measurement Period then ended shall equal such Consolidated Interest Charges for the three fiscal quarter period then ended multiplied by 4/3 .

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.15(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the Outstanding Amount of all LC Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means, collectively, each of the mortgages or deeds of trust executed by the Borrower or any other Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance reasonably acceptable to the Administrative Agent.

“Mortgage Delivery Date” means the date that is 60 days (or such longer period as the Administrative Agent may agree in its sole discretion) after the date the Administrative Agent has notified the Borrower in writing that the Required Lenders have requested the Borrower or the applicable Guarantor grant Liens on certain real property pursuant to Section 6.12; provided that, if such date is not a Business Day, then the Mortgage Delivery Date shall be the Business Day immediately preceding such date.

“Mortgage Trigger” means the delivery of a Compliance Certificate reflecting a Consolidated Total Leverage Ratio for any Measurement Period of greater than 3.00:1:00.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions or with respect to which the Borrower or any ERISA Affiliate may have any liability, contingent or otherwise.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Lender, substantially in the form of Exhibit B.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in

each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, the Commitments or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07) treating the assignee and assignor with respect to any assignment as the Recipient for purposes of the definition of Other Connection Taxes.

“Outstanding Amount” means (a) with respect to Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Sale/Leaseback Transactions” means (i) sale-leaseback transactions between the Borrower or any Subsidiary Guarantor, as owner/lessor and Stripes as lessee with respect to Stripes Properties, (ii) sale-leaseback transactions with respect to Stripes Properties provided that the aggregate fair market value of the properties Disposed of by Susser PropCo or other Loan Party in reliance on this clause (ii) shall not exceed (when combined with Dispositions made pursuant to Section 7.05(m)) $10,000,000, and (iii) sale-leaseback transactions with respect to properties other than Stripes Properties.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan, but excluding a Multiemployer Plan), established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S X and otherwise reasonably satisfactory to the Administrative Agent, which shall include an assumption that (a) all Acquisitions made, and any Indebtedness incurred or repaid in connection therewith, during the most recently completed Measurement Period and (b) all Dispositions completed, and any Indebtedness incurred or repaid in connection therewith, during such Measurement Period have, in either case, been made or repaid on the first day of such Measurement Period including, in each such case, pro forma adjustments arising out of events which are (i) directly attributable to a specific transaction, (ii) factually supportable, and (iii) expected to have a continuing impact, and in each case otherwise demonstrated to and approved by the Administrative Agent in its reasonable discretion.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Offering” means unsecured Indebtedness issued by the Borrower in accordance with Section 7.02(h) and pursuant to which the Borrower receives not less than $200,000,000 of gross cash proceeds from the issuance thereof.

“Recipient” means the Administrative Agent, any Lender or the L/C Issuer.

“Register” has the meaning specified in Section 10.06(c).

“Registration Statement” means that certain Form S-1 Registration Statement No. 333-182276 filed on June 21, 2012 with the SEC with respect to the Common Units, as amended from time to time through September 10, 2012.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Revolving Credit Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, any transfer of funds pursuant to the AutoBorrow Agreement.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief financial officer, any executive vice president, treasurer, assistant treasurer or controller of such Person (or its general partner or other governing body, as applicable) and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of such Person (or its general partner or other governing body, as applicable) and, solely for purposes of notices given pursuant to Article II, any other officer of such Person (or its general partner or other governing body, as applicable) so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of Holdings, a Loan Party or the General Partner on behalf of such Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Holdings, such Loan Party or the General Partner, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of Holdings, such Loan Party or the General Partner, as applicable.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(b).

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Revolving Credit Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the Security Agreement dated as of September 25, 2012 among the Borrower, the Subsidiary Guarantors and the Administrative Agent.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries in which the Acquisition Consideration therefor exceeds $50,000,000.

“Specified Acquisition Period” means, upon Borrower’s election pursuant to Section 6.02(l), (a) the fiscal quarter during which the Borrower or any of its Subsidiaries consummates a Specified Acquisition and (b) the two fiscal quarters immediately following the fiscal quarter described in clause (a); provided, however, that (i) no more than one Specified Acquisition Period may be in effect at any one time, (ii) no Specified Acquisition Period may become effective if the Borrower fails to timely elect such Specified Acquisition Period pursuant to the terms of Section 6.02(l) and (iii) no more than one Specified Acquisition Period may be elected with respect to any particular Specified Acquisition.

“Stripes” means Stripes LLC, a Texas limited liability company.

“Stripes Properties” means (i) the up to 75 new or recently constructed convenience stores which may be acquired by the Borrower or its Subsidiaries pursuant to a right of first refusal contained in the Susser Omnibus Agreement and (ii) any other convenience stores which may be constructed by the Borrower or its Subsidiaries or acquired by the Borrower or its Subsidiaries from Holdings or any of its Subsidiaries or Affiliates (other than the Borrower and its Subsidiaries) after the Closing Date pursuant to the Susser Omnibus Agreement or other arrangements.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means the Wholly Owned Subsidiaries of the Borrower listed on Schedule 6.12, each other Wholly Owned Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 and each other Subsidiary of the Borrower that chooses to execute and deliver a Subsidiary Guaranty or supplement thereto.

“Subsidiary Guaranty” means the Guaranty made by the Subsidiary Guarantors in favor of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12 or otherwise.

“Susser Consent” means the Consent and Agreement dated as of September 25, 2012 among the Borrower, the General Partner, Susser Operating, Susser PropCo, Stripes, Holdings, Susser Petroleum Company, and the Administrative Agent.

“Susser Contribution Agreement” means the Contribution Agreement dated as of September 25, 2012 among the Borrower, the General Partner, Holdings, Susser Holdings, L.L.C., Stripes and Susser Petroleum Company, pursuant to which Holdings and its subsidiaries, including Susser Petroleum Company, will contribute to Susser Operating the Contributed Assets (as defined therein) in exchange for Holdings and its subsidiaries contributing 100% of the Equity Interests of Susser Operating to the Borrower.

“Susser Distribution Contract” means the Fuel Distribution Agreement dated as of September 25, 2012 among Susser Operating, Holdings, Stripes and Susser Petroleum Company.

“Susser Omnibus Agreement” means the Omnibus Agreement, dated as of September 25, 2012 among Holdings, the General Partner and the Borrower.

“Susser Operating” means Susser Petroleum Operating Company LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of the Borrower.

“Susser Petroleum Company” means Susser Petroleum Company LLC, a Texas limited liability company and a Wholly Owned Subsidiary of Holdings.

“Susser PropCo” means Susser Petroleum Property Company LLC, a Delaware limited liability company.

“Susser Transportation Contract” means the Transportation Agreement dated as of September 25, 2012 among Susser Petroleum Company, Susser Operating and one or more of Susser Operating’s Wholly-Owned Subsidiaries.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $12,500,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, the contribution of Contributed Assets on or prior to the Closing Date, the consummation of the Borrower IPO and the incurrence of the Lakehead Loan.

“Transfer Documents” means, collectively, the Susser Contribution Agreement and any other material documents, agreements and instruments executed by a Loan Party or any Contributing Affiliate in connection with the transfer of the Contributed Assets to the Loan Parties whether on, prior to or after the Closing Date.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e).

“Wholly Owned Subsidiary” means any Subsidiary of a Person of which all of the issued and outstanding Equity Interests are directly or indirectly (through one or more Subsidiaries) owned by such Person, excluding directors’ qualifying shares if applicable.  Unless otherwise specified, “Wholly Owned Subsidiary” shall be a reference to a Wholly Owned Subsidiary of the Borrower.

“Withholding Agent” means any Loan Party and the Administrative Agent.

1.02.                     Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03.                     Accounting Terms.  (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)                                  Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04.                     Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.                     Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06.                     Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.                     The Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02.                     Borrowings, Conversions and Continuations of Loans.  (a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than (i) 12:00 noon three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) 11:00 a.m. on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 noon four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the

Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 12:00 noon, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Credit Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Revolving Credit Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Revolving Credit Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Revolving Credit Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)                                 Following receipt of a Revolving Credit Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Revolving Credit Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Credit Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Revolving Credit Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Revolving Credit Loans.

(f)                                   Anything in this Section 2.02 to the contrary notwithstanding, the Borrower may not select the Eurodollar Rate for any Credit Extension requested to be made within 3 Business Days of the Closing Date.

2.03.                     Letters of Credit.  (a) The Letter of Credit Commitment.  (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  The L/C Issuer shall not issue any Letter of Credit if:

(A)                               subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)                               the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)                               The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                               the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)                               except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000;

(D)                               the Letter of Credit is to be denominated in a currency other than Dollars;

(E)                                any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)                              The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)                                 The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)                              The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in

Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably request.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may request.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Credit Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 12:00 noon on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall (1) be due and payable on demand (together with interest) and (2) if such L/C Borrowing were incurred because the conditions set forth in Section 4.02 cannot be satisfied, bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Revolving Credit Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.  (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower, any of its Subsidiaries or Holdings; provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit or the Borrower’s rights under paragraph (f) below.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)                                  Applicability of ISP; Limitation of Liability.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)                                 Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.16, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists under Section 8.01 (a), (f), or (g), all Letter of Credit Fees shall accrue at the Default Rate.

(i)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)                                    Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)                                 Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04.                     Swing Line Loans.  (a) The Swing Line.  Subject to the terms and conditions set forth herein and in the AutoBorrow Agreement, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower pursuant to the AutoBorrow Agreement during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment (taking into account each Lender’s Applicable Percentage of such Swing Line Loan), (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow, prepay, and reborrow Swing Line Loans in each case, pursuant to the AutoBorrow Agreement.  No Lender shall have any rights under the AutoBorrow Agreement (but each Lender shall have the obligation to purchase and fund risk participations in the Swing Line Loans and to refinance Swing Line Loans as provided below).  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures Each Swing Line Borrowing, and each prepayment thereof, shall be made as provided in the AutoBorrow Agreement.

(c)                                  Refinancing of Swing Line Loans.  (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Revolving Credit Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Credit Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Revolving Credit Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 12:00 noon on the day specified in such Revolving Credit Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.  (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g)                                  Termination of the Swing Line Loan Facility.  The Swing Line Lender may terminate and/or suspend the Swing Line Loan facility in accordance with the AutoBorrow Agreement.  Upon any such termination, the Swing Line Sublimit shall automatically reduce to zero.

(h)                                 Acknowledgment.  The Borrower and the Swing Line Lender acknowledge and agree that this Agreement constitutes the “Line of Credit” as defined in the AutoBorrow Agreement.

2.05.                     Prepayments.  (a) Optional.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than (1) 12:00 noon three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) 11:00 a.m. on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Revolving Credit Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.06.  Subject to Section 2.16, each such prepayment shall be applied to the Revolving Credit Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)                                 Mandatory.

(i)                                     If for any reason the Total Outstandings at any time exceed the Aggregate Commitments at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(ii)                                  Upon the occurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all net cash proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary.

(iii)                               If the Borrower or any of its Subsidiaries receives any condemnation proceeds or insurance proceeds (other than business interruption insurance proceeds) on account of any Collateral Loss in excess of $2,000,000, then the Borrower shall, promptly upon receipt thereof, apply (or cause the applicable Subsidiary to apply) such proceeds first, as a mandatory prepayment of the then outstanding Revolving Credit Loans, second, if an Event of Default is continuing, to Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount equal to 100% of the amount thereof, and third, any remaining amounts may be retained by the Borrower or the applicable Subsidiary; provided, however, that if no Event of Default is continuing, the Borrower or the applicable Subsidiary may, at its election, within 12 months after the receipt of such proceeds, replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received; and provided, further, that any cash proceeds not so applied within such 12 month period shall be immediately applied to the prepayment of the Revolving Credit Loans (if any are then outstanding) as set forth in this Section 2.05(b)(iii).

(iv)                              Any mandatory prepayments hereunder shall be accompanied by all accrued interest on the amount prepaid together with any additional amounts required pursuant to Section 3.06.

2.06.                     Termination or Reduction of Commitments.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Commitments under this Section 2.06.  Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07.                     Repayment of Loans.  (a) Revolving Credit Loans.  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(b)                                 Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) demand therefor by the Swing Line Lender and, (ii) the Maturity Date.

2.08.                     Interest.  (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (A) the Base Rate plus (B) the Applicable Rate less 0.50%.

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09.                     Fees.  In addition to certain fees described in Sections 2.03(h) and (i):

(a)                                 Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16.  For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments for purposes of determining the commitment fee.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing December 31, 2012, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b)                                 Other Fees.  (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)                                  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10.                     Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.  (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11.                     Evidence of Debt.  (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in Section 2.11(a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12.                     Payments Generally; Administrative Agent’s Clawback.  (a) General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)                                   Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13.                     Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Credit Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.15, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14.                     Increase in Commitments.  (a) Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $100,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Borrower may make a maximum of four such requests.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond.

(b)                                 Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)                                  Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  At any time that it seeks an increase in the Aggregate Commitments, the Borrower may also invite one or more Persons who are not Lenders to become Lenders (each, an “Additional Lender”), subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender, pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)                                 Effective Date and Allocations.  If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party or the General Partner acting on behalf of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists.  The Borrower shall prepay any Revolving Credit Loans outstanding on the Revolving Credit

Increase Effective Date (and pay any additional amounts required pursuant to Section 3.06) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f)                                   Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15.                     Cash Collateral.

(a)                                 Certain Credit Support Events.  If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.05, 2.16 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03) and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16.                     Defaulting Lenders.  (a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this

Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)                               With respect to any fee payable under Section 2.09(a) or (b) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.                     Taxes.  (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.  (i) The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, the Borrower shall not be required to indemnify a Recipient pursuant to this Section 3.01(c) for any Indemnified Taxes unless such Recipient makes written demand on the Borrower for indemnification no later than nine months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of such Indemnified Taxes, and (ii) the date on which such Recipient has made payment of such Indemnified Taxes (except that, if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)                                  Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, to (x) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, for any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS

Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN;

(4)                                 to the extent that a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner; or

(5)                                 executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(C)                               if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)                                  Defined Terms.  For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “applicable Law” includes FATCA.

3.02.                     Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.03.                     Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar

Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.04.                     Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.05.                     Increased Costs.  (a) Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer;

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.05 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.06.                     Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.06, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.07.                     Mitigation Obligations; Replacement of Lenders.  (a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.05, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.05, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.05, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.07(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.08.                     Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01.                     Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to enter into this Agreement is subject to satisfaction of the following conditions precedent:

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of Holdings, the General Partner or the signing Loan Party, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement, the Holdings Guaranty and the Subsidiary Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)                                  executed counterparts of the AutoBorrow Agreement;

(iii)                               a Note executed by the Borrower in favor of each Lender requesting a Note;

(iv)                              the Security Agreement duly executed by each Loan Party, together with:

(A)                               certificates representing the pledged Equity Interests referred to therein accompanied by undated stock powers executed in blank and instruments evidencing any pledged Indebtedness required to be delivered pursuant to the thresholds set forth in Section 6.12 indorsed in blank,

(B)                               proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement (including, to the extent applicable, receipt of UCC-3 termination statements and “control” (within the meaning of Section 8-106 of the UCC) with respect to uncertificated securities),

(C)                               copies of all Uniform Commercial Code, judgment and tax lien searches with respect to the personal property Collateral, together with copies of the financing statements (or similar documents) disclosed by such searches, and accompanied by evidence that any Liens indicated in any such financing statements that are not permitted by Section 7.01 have been or contemporaneously will be released or terminated (or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), and

(D)                               the Susser Consent, duly executed by each party thereto;

(v)                                 such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the General Partner, the Borrower and each Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower or such Guarantor is a party or is to be a party;

(vi)                              such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower, the General Partner and each Guarantor is duly organized or formed, and that each such Person is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(vii)                           a favorable opinion of Vinson & Elkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters concerning the General Partner, Holdings, the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(viii)                        a certificate of a Responsible Officer of the Borrower on behalf of all Loan Parties either (A) certifying that it has received all material consents, licenses and approvals required in connection with the consummation by such Loan Party or Loan Parties of the Transaction and the execution, delivery and performance by the Borrower and each Guarantor and the validity against the Borrower or such Guarantor of the Loan Documents to which it is a party, and such consents, licenses and approvals are in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(ix)                              a certificate signed by a Responsible Officer of the Borrower certifying that (A) the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B)

that there has been no event or circumstance since the date of the Audited Financial Statements that has had a Material Adverse Effect;

(x)                                 the Audited Financial Statements and the Closing Date Financial Statements;

(xi)                              forecasts prepared by management of the Borrower as to the Borrower and its Subsidiaries on a consolidated basis, including consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on an annual basis for each of the fiscal years ending December 31, 2012 through December 31, 2017;

(xii)                           certificates attesting to the Solvency of the Borrower, individually and together with its Subsidiaries on a consolidated basis, before and after giving effect to the execution and delivery of the Loan Documents, any Credit Extension to be made on the Closing Date and the consummation of the Transaction, from the chief financial officer of the Borrower;

(xiii)                        at least three (3) Business Days prior to the Closing Date, all documentation and other information with respect to the General Partner, Holdings and the Loan Parties required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation, the Act;

(xiv)                       evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance and endorsements, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral on the Closing Date;

(xv)                          evidence that the Existing Susser Credit Agreement has been, or concurrently with the Closing Date is, amended to permit the Transaction and the transactions contemplated by the Loan Documents; and

(xvi)                       such other assurances, certificates, documents, consents, reports or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

(b)                                 (i) All fees required to be paid to the Administrative Agent and the Arranger on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)                                  Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)                                 Other than as permitted by Section 7.02 and any Indebtedness incurred pursuant to this Agreement, after giving effect to the Transaction and the transactions contemplated hereby, no third-party indebtedness for borrowed money of the Borrower or any of its Subsidiaries shall remain outstanding as of the Closing Date.

(e)                                  There shall be no actions, suits, proceedings, claims or disputes ongoing, pending or, to the knowledge of the Borrower, threatened in any court or conducted before or by any arbitrator or Governmental Authority, by or against Holdings, the General Partner, the Borrower or any of their respective Subsidiaries that (i) purport to affect or pertain to the Transaction, this Agreement or any other Loan Document, or the extensions of credit contemplated hereby or (ii) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(f)                                   The Loan Parties shall have provided true, correct, and complete copies of all Material Contracts to the Administrative Agent and the Lenders to the extent not previously provided, and the Administrative Agent and the Lenders shall be satisfied in their reasonable discretion with their review thereof.  None of the terms or conditions to closing of any party set forth in the Material Contracts shall have been amended, modified or supplemented without the prior written consent of the Administrative Agent and all conditions to closing stated therein shall have been satisfied or, with the prior written consent of the Administrative Agent, waived (except to the extent such amendments, modifications, supplements or conditions to closing which have been waived, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect).

(g)                                  The Transaction shall have been, or concurrently with the Closing Date be, completed in accordance with the terms of the Transfer Documents and applicable Law.

(h)                                 The Loan Parties shall have provided to the Administrative Agent all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested prior to the Closing Date by any Lender.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02.                     Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Credit Loan Notice requesting only a conversion of Revolving Credit Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                 The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Revolving Credit Loan Notice requesting only a conversion of Revolving Credit Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01.                     Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and Transfer Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02.                     Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document and Transfer Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization

Documents; (b) result in the creation of any Lien (other than the Lien created pursuant to the Loan Documents), conflict with or result in any breach or contravention of, or require any payment to be made under (i) any material note, indenture, credit agreement, security agreement, credit support agreement, or other similar agreement to which any Loan Party is a party or any Material Contract (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law applicable to such Person or its property.

5.03.                     Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Transfer Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof subject to the Liens permitted under Section 7.01) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents except for (i) the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) authorizations, approvals, actions, notices and filings which are not required by the express terms of the Collateral Documents to be taken or delivered by any Loan Party as of the Closing Date.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

5.04.                     Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by general principles of equity.

5.05.                     Financial Statements; No Material Adverse Effect.  (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower’s Predecessor and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower’s Predecessor and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)                                 The Closing Date Financial Statements were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such Closing Date Financial Statements were furnished.  The Closing Date Financial Statements fairly presents in all material respects the financial position of the Borrower and its Subsidiaries as of date thereof and after giving effect to the Transaction and were prepared in accordance with GAAP (except as otherwise noted therein) consistently applied.

(c)                                  Since the later of the date of (i) the Audited Financial Statements or (ii) the most recent audited financial statements delivered pursuant to Section 6.01(a), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)                                 The consolidated forecasted balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance (it being understood that such forecasts are estimates and are subject to significant uncertainties and contingencies, and that actual results during the period or periods covered by any such forecasts may differ significantly from the projected results and such differences may be material).

5.06.                     Litigation.  As of the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the General Partner, the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to adversely affect or enjoin, prohibit or restrain this Agreement (including the extensions of credit hereby), any other Loan Document, any Transfer Document or the consummation of the Transaction or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.  Since the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the General Partner, the Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07.                     No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the Transaction, the transactions contemplated by this Agreement or any other Loan Document.

5.08.                     Ownership of Real Property; Liens.  Each Loan Party and each of its Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for defects that, individually or in the aggregate, (i) do not materially interfere with the ordinary conduct of its business or (ii) could not reasonably be expected to have a Material Adverse Effect.  None of such property is subject to any Lien, except for Liens permitted by Section 7.01.

5.09.                     Environmental Compliance.  (a) The Loan Parties and their respective Subsidiaries in the ordinary course of business evaluate the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Prior to contributing the applicable Contributed Assets, the Contributing Affiliates evaluated the effect of existing and proposed Environmental Laws and known or suspected Environmental Liabilities on their respective businesses, operations and properties, and as a result thereof the Borrower has concluded that such Environmental Laws and Environmental Liabilities could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 None of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there are no and never have been any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries, (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries, and (iii) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(c)                                  Except for matters that, either individually or in the aggregate, could not reasonably expected to have a Material Adverse Effect, (i) neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries; and (ii) prior to contributing the applicable Contributed Assets, and with respect to the Contributed Assets only, neither any Contributing Affiliate nor any of its Subsidiaries had undertaken, and had not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual, threatened, or suspected release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property owned or operated at or prior to the time of the contribution of the applicable Contributed Assets by any Contributing

Affiliate or any of its Subsidiaries were disposed of in a manner not reasonably expected to result in any Environmental Liability to any Contributing Affiliate or any of its Subsidiaries.

(d)                                 Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) the Loan Parties and their Subsidiaries are and have been in compliance with all applicable Environmental Laws and are not subject to any pending or threatened claim or proceeding relating to Environmental Laws or Hazardous Materials, and (ii) prior to contributing the applicable Contributed Assets and with respect to the Contributed Assets only, the Contributing Affiliates were in compliance with all applicable Environmental Laws and were not subject to any pending or threatened claim or proceeding relating to Environmental Laws or Hazardous Materials.

(e)                                  Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each of its Subsidiaries (A) have obtained all Environmental Permits necessary for the ownership and operation of its real properties and the conduct of its Business, which are in full force and effect; (B) have been and are in compliance with all terms and conditions of such Environmental Permits; and (C) have not received written notice of any violation or alleged violation of any Environmental Permit, and (ii) prior to contributing the applicable Contributed Assets, each of the Contributing Affiliates (A) had obtained all Environmental Permits necessary for the ownership and operation of the Contributed Assets, which were in full force and effect at such time; (B) were in compliance with all terms and conditions of such Environmental Permits; and (C) had not received written notice of any violation or alleged violation of any Environmental Permit.

5.10.                     Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurers, in such amounts, with such deductibles and covering such risks (including as to self-insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11.                     Taxes.  The Borrower and its Subsidiaries have filed (or caused to be filed) all Federal, state and other material tax returns required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  The charges, accruals and revenues on the books of the Borrower and each Subsidiary are adequate.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement except as set forth on Schedule 5.11.

5.12.                     ERISA Compliance.  (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, except for failures to be in such compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under

Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)                                 There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, which in the case of the items listed in clauses (i) through (v) above, could, individually or in the aggregate, reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount.

5.13.                     Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents.  As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number.

5.14.                     Margin Regulations; Investment Company Act.  (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  None of the proceeds of any Credit Extension hereunder will be used by the Borrower or any Subsidiary to purchase or carry margin stock (within the meaning of Regulation U issued by the FRB).

(b)                                 None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15.                     Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other written information (other than third-party data and information of a general nature made available in any electronic data room) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains, as of the date such information was furnished (or, if such information expressly relates to an earlier date, such earlier date) any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading taken as a whole; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such forecasts are estimates and are subject to significant uncertainties and contingencies, and that actual results during the period or periods covered by any such forecasts may differ significantly from the projected results and such differences may be material).

5.16.                     Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws (including the PATRIOT Act, OFAC, FCPA and other anti-terrorism Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17.                     Intellectual Property; Licenses, Etc.  The Borrower and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18.                     Material Contracts.  Schedule 5.18 sets forth an accurate and complete list of all Material Contracts (including all amendments thereto) in effect on or as of the Closing Date to which Borrower or any of its Subsidiaries is a party or is bound (other than the Loan Documents, the Susser Contribution Agreement, the Susser Distribution Contract, the Susser Omnibus Agreement, and the Susser Transportation Contract)).  Complete copies of such documents have been made available to the Administrative Agent.  All Material Contracts are in full force and effect and have not been terminated (except any such Material Contract that has expired by its terms) and neither Borrower nor any of its Subsidiaries is in default thereunder, and to their knowledge, there is no uncured default by any counterparty thereto.  None of the Material Contracts prohibit the transactions contemplated hereby.

5.19.                     Solvency.  The Borrower, individually and together with the each other Loan Party on a consolidated basis, is Solvent.

5.20.                     Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.21.                     Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings to be made on or after the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect such Liens (except for any such filings or other actions not required by the express terms of the Collateral Documents to be taken as of the Closing Date).

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01.                     Financial Statements.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a)                                 as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in partnership equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)                                 Beginning with the fiscal quarter ending December 31, 2012, as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in partnership equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, partnership equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)                                  as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on an annual basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02.                     Certificates; Other Information.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, which shall include a description in detail reasonably satisfactory to the Administrative Agent of all promissory notes, including intercompany promissory notes, including between or among any of the Loan Parties or a Loan Party and any Affiliate of a Loan Party and received by a Loan Party since the date of the previous Compliance Certificate to the extent required to be pledged by a Loan Party pursuant to the Collateral Documents (in each case, which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes;

(b)                                 [Reserved];

(c)                                  promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders, partners or members (or the equivalent of any thereof) of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any of its Subsidiaries may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)                                 promptly after the furnishing or receipt thereof, (i) copies of any material statement or report furnished to any holder of debt securities in a principal amount greater than the Threshold Amount of any Loan Party or of any of its Subsidiaries, or (ii) any notice received from any holder of debt securities in a principal amount greater than the Threshold Amount of any Loan Party or of any of its Subsidiaries, pursuant to the terms of any indenture, loan or credit or similar agreement, in each case, regarding or related to any material breach or default by the Borrower or any of its Subsidiaries or any change of control (as defined in such agreement);

(e)                                  Upon request from the Administrative Agent, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(f)                                   [Reserved];

(g)                                  [Reserved];

(h)                                 promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any real property described in any Collateral Documents to be subject to any new and material restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(i)                                     at least concurrently with the closing thereof, notice of any acquisition or divestiture by the Borrower or any of its Subsidiaries of any assets or properties in excess of $15,000,000; provided that the Borrower shall not be required to deliver any notice or documentation pursuant to this paragraph with respect to any Permitted Sale/Leaseback Transactions;

(j)                                    promptly upon its becoming available, copies of all notices or documents received by the Borrower or any Loan Party pursuant to any Material Contract alleging a material default or nonperformance by such Person thereunder or terminating or suspending any such Material Contract to the extent any of the foregoing could reasonably be expected to have a Material Adverse Effect;

(k)                                 concurrently with the designation of any Wholly Owned Subsidiary as an Immaterial Subsidiary, a written notice of such designation signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), and if requested by the Administrative Agent, the consolidating financial information of such Immaterial Subsidiary accompanied by a certificate signed by a Responsible Officer of the Borrower certifying that such consolidating financial information fairly presents in all material respects the consolidated financial condition of such Immaterial Subsidiary;

(l)                                     if the Borrower elects to have a Specified Acquisition Period apply with respect to a Specified Acquisition, written notice of such election concurrently with the delivery of the

Compliance Certificate required under Section 6.02(b) for the fiscal quarter during which the Specified Acquisition occurred; and

(m)                             promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03.                     Notices.  Promptly notify the Administrative Agent and each Lender:

(a)                                 of the occurrence of any Default;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)                                  of the occurrence of any ERISA Event;

(d)                                 of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.10(b); and

(e)                                  of the occurrence of any Collateral Loss affecting property with a fair market value in excess of $5,000,000 (or where lost revenues of the Loan Parties related to Collateral Loss could reasonably be expected to exceed $5,000,000 or which Collateral Loss is otherwise material to the operations of the Borrower or any of its Subsidiaries).

Each notice pursuant to Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04.                     Payment of Obligations.  Pay and discharge as the same shall become due and payable, all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary..

6.05.                     Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06.                     Maintenance of Properties.  (a) Maintain, preserve and protect (or cause to be maintained, preserved and protected) all of its material properties necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make or cause to be made all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07.                     Maintenance of Insurance; Flood Insurance.

(a)                                 Maintain with financially sound and reputable insurers reasonably acceptable to the Administrative Agent, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

(b)                                 With respect to properties that are subject to a Mortgage and on which Buildings or Manufactured Mobile Homes (each as defined in the Flood Insurance Regulations) are located (where such improvements are subject to such Mortgage), the Borrower will, and will cause its Subsidiaries to provide the Administrative Agent, with a standard flood hazard determination form for such property, and obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any properties that are subject to a Mortgage (where such improvements are subject to such Mortgage) are within a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Insurance Regulations.  In addition, to the extent the Borrower or any Subsidiary fails to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any relevant property, the Administrative Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable flood insurance Laws.

6.08.                     Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09.                     Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10.                     Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and, at any time an Event of Default shall have occurred and be continuing, the Lenders, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that except during the continuation of an Event of Default, such visits and inspections shall not occur more than once in any calendar year, and provided further that the Borrower is given at least three Business Days’ advance notice thereof and reasonable opportunity to be present when independent public accountants or other third parties are contacted.

6.11.                     Use of Proceeds.  Use the proceeds of the initial Credit Extension on the Closing Date for the payment of fees and expenses relating to this Agreement and the Borrower IPO; and thereafter, use the proceeds of the other Credit Extensions for working capital, capital expenditures, acquisitions, Restricted Payments permitted pursuant to Section 7.06 and other general corporate purposes not in contravention of any Law or of any Loan Document.

6.12.                     Covenant to Guarantee Obligations and Give Security.  (a) Upon the formation or acquisition of any new direct or indirect Wholly-Owned Subsidiary (other than any CFC, any Subsidiary that is held directly or indirectly by a CFC or any Immaterial Subsidiary) by any Loan Party (for the purpose of this paragraph, reference to such formation or acquisition shall include any Wholly Owned Subsidiary that ceases to be an Immaterial Subsidiary), then the Borrower shall, at the Borrower’s expense:

(i)                                     within 30 days after such formation or acquisition (or such longer period as the Administrative Agent may determine in its sole discretion), cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Obligations,

(ii)                                  within 30 days after such formation or acquisition (or such longer period as the Administrative Agent may determine in its sole discretion), furnish to the Administrative Agent a summary description of the material real property, promissory notes (or other instruments), the Equity Interests and, if requested by the Administrative Agent, other personal properties of such Subsidiary, in detail reasonably satisfactory to the Administrative Agent,

(iii)                               within 30 days after such formation or acquisition (or such longer period as the Administrative Agent may determine in its sole discretion), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent security agreement supplements, and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including, to the extent certificated, delivery of all pledged Equity Interests in and of such Subsidiary, securing payment of all the Obligations and constituting Liens on all the personal property of the type constituting Collateral of such Subsidiary or such parent,

(iv)                              within 30 days after such formation or acquisition (or such longer period as the Administrative Agent may determine in its sole discretion), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the Collateral purported to be subject to the security agreement supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms; provided that the actions required under this paragraph shall be limited in any event to (1) the filing of UCC financing statements in such Subsidiary’s jurisdiction of organization, (2) delivery of certificates representing any pledged Equity Interests consisting of certificated securities with appropriate transfer powers, (3) delivery of promissory notes or instruments with appropriate endorsements to the extent required to be delivered pursuant to the Collateral Documents (provided that the aggregate amount of all promissory notes payable to the Borrower and its Subsidiaries exceeds the threshold for delivery set forth in the Security Agreement) and (4) granting the Administrative Agent control (within the meaning of the UCC) over any pledged Equity Interests consisting of uncertificated securities,

(v)                                 if requested by the Administrative Agent, within 60 days after such request (or such longer period as the Administrative Agent may determine in its sole discretion), deliver to the Administrative Agent, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi)                              if the Mortgage Trigger has occurred and to the extent requested by the Required Lenders, cause such Subsidiary to, on or before the Mortgage Delivery Date, (A) duly execute and deliver Mortgages to the Administrative Agent, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of such Subsidiary under the Loan Documents and constituting Liens on the owned real properties of such Subsidiary as fully described in such Mortgages, (B) take whatever action (including the recording of deeds of trust and mortgages and the filing of fixture filings) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the real properties purported to be subject to the Mortgages delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, (C) if requested by the Administrative Agent, deliver to the Administrative Agent a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (A) and (B) above, and as to such matters as the Administrative Agent may reasonably request and (D) deliver to the Administrative Agent title commitments, flood determinations and flood insurance, if applicable, with respect to each parcel of real property owned by such Subsidiary, each in scope, form and substance satisfactory to the Administrative Agent, together with surveys that are in possession of such Subsidiary; provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any surveys with respect to such real property, such surveys shall, promptly after the receipt thereof, be delivered to the Administrative Agent (but in any event no obligation to obtain additional surveys shall be evidenced by this section).

(b)                                 Upon the acquisition of (1) if the Mortgage Trigger has occurred, real property, (2) Equity Interests in any Person (other than any Wholly-Owned Subsidiary, CFC, any Subsidiary that is held directly or indirectly by a CFC or any Immaterial Subsidiary), and (3) if requested by the Administrative Agent, any other property, in each case, other than Excluded Assets, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense:

(i)                                     within 30 days after such acquisition or request (or such longer period as the Administrative Agent may determine in its sole discretion), furnish to the Administrative Agent a summary description of the property so acquired in detail reasonably satisfactory to the Administrative Agent,

(ii)                                  within 30 days after such acquisition or request (or such longer period as the Administrative Agent may determine in its sole discretion), cause the applicable Loan Party to duly execute and deliver to the Administrative Agent security agreement supplements, and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations and constituting Liens on all the personal property of the type constituting Collateral of such Loan Party so acquired,

(iii)                               within 30 days after such acquisition or request (or such longer period as the Administrative Agent may determine in its sole discretion), cause the applicable Loan Party to take whatever action may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the Collateral so acquired, enforceable against all third parties; provided that the actions required under this paragraph shall be limited in any event to (1) the filing of UCC financing statements in such Loan Party’s jurisdiction of organization, (2) delivery of certificates representing any pledged Equity Interests consisting of certificated securities with appropriate transfer powers, (3) delivery of promissory notes or instruments with appropriate endorsements to the extent required to be delivered pursuant to the Collateral Documents and (4) granting the Administrative Agent control (within the meaning of the UCC) over any pledged Equity Interests consisting of uncertificated securities,

(iv)                              if requested by the Administrative Agent, within 60 days after such request (or such longer period as the Administrative Agent may determine in its sole discretion), deliver to the Administrative Agent, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii), and as to such other matters as the Administrative Agent may reasonably request, and

(v)                                 if the Mortgage Trigger has occurred and to the extent requested by the Required Lenders, cause the applicable Loan Party to, on or before the Mortgage Delivery Date, (A) duly execute and deliver Mortgages to the Administrative Agent, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of such Loan Party, under the Loan Documents and constituting Liens on the owned real properties of such Loan Party so acquired, (B) take whatever action (including the recording of deeds of trust and mortgages and the filing of fixture filings) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such acquired real properties purported to be subject to the Mortgages, delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, (C) if requested by the Administrative Agent, deliver to the Administrative Agent a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (A) and (B) above, and as to such other matters as the Administrative Agent may reasonably request and (D) deliver to the Administrative Agent title commitments, flood determinations and flood insurance, if applicable, with respect to each parcel of real property acquired by such Loan Party, each in scope, form and substance satisfactory to the Administrative Agent, together with surveys that are in possession of such Loan Party; provided, however, that to the extent that any Loan Party shall have otherwise received any surveys with respect to such acquired real property, such surveys shall, promptly after the receipt thereof, be delivered to the Administrative Agent (but in any event no obligation to obtain additional surveys shall be evidenced by this section).

(c)                                  Upon the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, the Borrower shall, at the Borrower’s expense:

(i)                                     within 30 days after such request (or such longer period as the Administrative Agent may determine in its sole discretion), furnish to the Administrative Agent a summary description of the material real and personal properties of the Loan Parties and their respective Wholly Owned Subsidiaries in detail reasonably satisfactory to the Administrative Agent,

(ii)                                  within 30 days after such request (or such longer period as the Administrative Agent may determine in its sole discretion), duly execute and deliver, and cause each Wholly Owned Subsidiary (other than any CFC or a Subsidiary that is held directly by a CFC) of the Borrower (if it has not already done so) to duly execute and deliver, to the Administrative Agent (A) if it has not already done so, a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents and (B) Mortgages, security agreement supplements and other security and pledge agreements (in each case, covering the real and personal properties of such Subsidiary constituting Collateral), as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all pledged Equity Interests and pledged Indebtedness in and of such Subsidiary, securing payment of all the Obligations and constituting Liens on all such properties),

(iii)                               within 30 days after such request (or such longer period as the Administrative Agent may determine in its sole discretion), take, and cause each Wholly Owned Subsidiary (other than any CFC or a Subsidiary that is held directly by a CFC) of the Borrower to take, whatever action may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, security agreement supplements, and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, (provided that the actions required under this paragraph shall be limited in any event to (1) the filing of UCC financing statements in such Subsidiary’s jurisdiction of organization, (2) delivery of certificates representing any pledged Equity Interests consisting of certificated securities with appropriate transfer powers, (3) delivery of promissory notes or instruments with appropriate endorsements to the extent required to be delivered pursuant to the Collateral Documents, (4) granting the Administrative Agent control (within the meaning of the UCC) over any pledged Equity Interests consisting of uncertificated securities and (5) the filing of Mortgages with the appropriate office in the jurisdiction where the real property covered by such instrument is located,

(iv)                              if requested by the Administrative Agent, within 60 days after such request (or such longer period as the Administrative Agent may determine in its sole discretion), deliver to the Administrative Agent, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(v)                                 as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned by the Borrower and its Subsidiaries, title commitments, flood determinations and flood insurance, if applicable, with respect to each parcel of real property owned by the Borrower and its Subsidiaries, each in scope, form and substance satisfactory to the Administrative Agent, together with surveys that are in possession of the Borrower and its Subsidiaries; provided, however, that to the extent that the Borrower and its Subsidiaries shall have otherwise received any surveys with respect to such real property, such surveys shall, promptly after the receipt thereof, be delivered to the Administrative Agent (but in any event no obligation to obtain additional surveys shall be evidenced by this section).

(d)                                 If the Mortgage Trigger occurs and to the extent requested by the Required Lenders, the Borrower shall, and shall cause each other Loan Party to, on or before the Mortgage Delivery Date, (i) duly execute and deliver Mortgages to the Administrative Agent, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on the owned real properties of such Loan Party to the extent so requested, (ii) take whatever action (including the recording of deeds of trust and mortgages and the filing of fixture filings) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such real properties purported to be subject to the Mortgages delivered pursuant to this Section 6.12(c), enforceable against all third parties in accordance with their terms, (iii) deliver to the Administrative Agent title commitments, flood determinations and flood insurance, if applicable, with respect to each parcel of real property owned by such Loan Party, each in scope, form and substance satisfactory to the Administrative Agent, together with surveys that are in possession of such Loan Party; provided, however, that to the extent that any Loan Party shall have otherwise received any surveys with respect to such real property, such surveys shall, promptly after the receipt thereof, be delivered to the Administrative Agent (but in any event no obligation to obtain additional surveys shall be evidenced by this section).

(e)                                  With respect to any real property which is subject to (a) a Mortgage and (b) a lease made by a Loan Party, as lessor, and any Affiliate of a Loan Party, as lessee, the Borrower covenants that it shall, and shall cause the applicable Loan Party to cause each such lease to be, by its terms, specifically subordinated to any mortgage of the property subject to the lease, and the Administrative Agent agrees to enter into a non-disturbance and attornment agreement, on terms reasonably satisfactory to the Borrower and Administrative Agent, with such lessor and lessee.

(f)                                   Upon the formation or acquisition of any new direct Subsidiary that is classified as a CFC and directly owned by a Loan Party (unless such Subsidiary is designated as an Immaterial Subsidiary), the Borrower shall, at Borrower’s sole expense within 30 days after such formation or acquisition (or such longer period as may be agreed by the Administrative Agent in its sole discretion), cause such new Subsidiary, and cause each Loan Party that is a direct parent of such new Subsidiary (if it has not already done so), to (i) duly execute and deliver to the Administrative Agent pledge agreements in form and substance reasonably satisfactory to the Administrative Agent that represent a pledge of 66% of the total voting power of the total outstanding Equity Interests of such new Subsidiary, (ii) deliver a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties (including any applicable foreign counsel) acceptable to the Administrative Agent as to the matters contained in clause (i) above and as to such other matters as the Administrative Agent may reasonably request and (iii) take whatever action (including with respect to any applicable foreign Laws) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on 66% of the total voting power of the total outstanding Equity Interests of such new Subsidiary.  It is understood and agreed that this Section 6.12(e) shall not apply to (x) any new direct Subsidiary that is held directly or indirectly by a CFC or (y) any Immaterial Subsidiary.

(g)                                  Notwithstanding the foregoing, if at any time all Immaterial Subsidiaries, taken as a whole, have total assets with an aggregate book value of 5% of Consolidated Total Assets as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), then the Borrower shall designate which of such Subsidiaries shall no longer constitute “Immaterial Subsidiaries” for purposes of this Credit Agreement to the extent necessary to cause such excess to be eliminated and, with respect to any Subsidiary that ceases to be an Immaterial Subsidiary as a result of such designation, the Borrower shall take, and cause such Subsidiary to take, such action as is necessary to comply with this Section 6.12.

6.13.                     Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent required by applicable Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14.                     Further Assurances.  Promptly (or within the time periods specified in Section 6.12, if applicable) upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder (provided that the Borrower’s obligation to perfect any of the Liens is limited in any event to (1) the filing of UCC financing statements in the applicable Loan Party’s jurisdiction of organization, (2) delivery of certificates representing any pledged Equity Interests consisting of certificated securities with appropriate transfer powers, (3) only in the event so requested by the Administrative Agent, delivery of promissory notes or instruments with appropriate endorsements (provided that the aggregate amount of all promissory notes payable to the Borrower and its Subsidiaries exceeds the threshold for delivery set forth in the Security Agreement), (4) granting the Administrative Agent control (within the meaning of the UCC) over any pledged Equity Interests consisting of uncertificated securities and (5) if the Mortgage Trigger has occurred and to the extent requested by the Required Lenders, the filing of Mortgages and fixture filings with the appropriate office in the jurisdiction where the real property covered by such instrument is located) and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.15.                     Compliance with Terms of Leaseholds.  Administer all leases of real property to which the Borrower or any of its Subsidiaries is a party in the ordinary course of business, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

6.16.                     Material Contracts.  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01.                     Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than the following:

(a)                                 Liens pursuant to any Loan Document;

(b)                                 Liens existing on the date hereof and listed on Part A of Schedule 7.01 and any renewals or extensions thereof, provided that (i) the scope of property covered thereby is not increased, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c)                                  Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                   deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                  zoning restrictions, easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)                                     Liens securing Indebtedness permitted under Section 7.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such

Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)                                    Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(g);

(k)                                 Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, or under general depositary agreements, and burdening only deposit accounts or other funds maintained with a creditor depository institution;

(l)                                     Liens arising from precautionary Uniform Commercial Code financing statements relating to operating leases and other contractual arrangements entered into in the ordinary course of business that describe only the property subject to such operating lease or contractual arrangement;

(m)                             Liens granted on the Lakehead Loan Collateral to secure the Lakehead Loan;

(n)                                 Liens arising in connection with Permitted Sale/Leaseback Transactions; provided that such Liens do not extend to any assets other than those subject to the applicable Permitted Sale/Leaseback Transaction;

(o)                                 landlords’ Liens listed on Part B of Schedule 7.01 or to which the Administrative Agent consents in writing;

(p)                                 Liens on equipment of such Person, arising in the ordinary course of business, granted by such Person to secure a third party’s Indebtedness in order for such Person to obtain a fuel supply agreement, provided, that no such Lien is spread to cover any additional property (other than after-acquired property that is affixed or incorporated into the property covered by such Lien) or Indebtedness;

(q)                                 Liens on Equity Interests of any joint venture or partnership (other than a Wholly-Owned Subsidiary) owned by the Borrower or any Subsidiary to the extent securing Indebtedness of such joint venture or partnership that is non-recourse to the Borrower or any Subsidiary;

(r)                                    Liens on inventory securing purchase money Indebtedness permitted under Sections 7.02(f); provided that each such Lien secures only the purchase money Indebtedness incurred in connection with the acquisition of such inventory and each such Lien encumbers only the inventory purchased in connection with the incurrence of such purchase money Indebtedness;

(s)                                   so long as no action to enforce such Lien has been commenced, Liens for the benefit of non-Affiliate counterparties to fuel supply agreements entered into in the ordinary course of business on deposits, funds, credits, credit card settlement accounts or other property of a similar scope and nature, which Liens secure the Borrower’s or the applicable Subsidiary’s obligations under such fuel supply agreements;

(t)                                    any interest or title of a lessor or sublessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of business and covering only the assets so leased and any Liens on such lessor’s or sublessor’s interest or title;

(u)                                 (i) leases, subleases, licenses or sublicenses granted to any other person in the ordinary course of business and (ii) the rights reserved or vested in any person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Subsidiaries or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(v)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business securing payment of amounts not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(w)                               Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted under Section7.03 to be applied against the purchase price for such Investment, and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) on cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(x)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course or business not prohibited by this Agreement;

(y)                                 other Liens not otherwise permitted hereunder securing any obligations (including Indebtedness) outstanding in an aggregate principal amount not to exceed $10,000,000; provided that no such Lien shall extend to or cover any Collateral.

7.02.                     Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b)                                 Indebtedness of (i)(A) a Loan Party owing to another Loan Party or (B) a Subsidiary of the Borrower owed to the Borrower or a Subsidiary Guarantor, which Indebtedness, in each case, shall (1) constitute pledged Indebtedness under the Security

Agreement, (2) be on terms (including subordination terms) reasonably acceptable to the Administrative Agent and (3) be otherwise permitted under the provisions of Section 7.03 or (ii) a Subsidiary that is not a Loan Party to a Subsidiary that is not a Loan Party;

(c)                                  Indebtedness under the Loan Documents;

(d)                                 Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(e)                                  Guarantees of the Borrower or any Subsidiary in respect of (i) Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary Guarantor or (ii) Indebtedness incurred by joint ventures or Subsidiaries that are not Loan Parties, in each case, constituting Investments otherwise permitted hereunder; provided that with respect to Guarantees by a Loan Party of Indebtedness of joint ventures or Subsidiaries that are not Loan Parties, the aggregate amount of Indebtedness guaranteed pursuant to such Guarantees shall not exceed (when combined with all Investments made pursuant to Section 7.03(d)(iv)) $20,000,000;

(f)                                   Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for inventory or fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $20,000,000;

(g)                                  Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 7.03(g), which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower);

(h)                                 unsecured Indebtedness issued by the Borrower provided that (i) immediately prior to and after giving effect to the issuance of such Indebtedness, there would be no Default under this Agreement, (ii) such Indebtedness’ scheduled maturity is no earlier than twelve (12) months after the Maturity Date, (iii) such Indebtedness does not require any scheduled repayments, defeasance or redemption (or sinking fund therefor) of any principal amount thereof prior to maturity (other than Indebtedness convertible into Equity Interests of the Borrower), (iv) the indenture or other agreement governing such Indebtedness shall not contain (A) maintenance financial covenants or (B) other terms and conditions that are (taken as a whole) more restrictive on the Borrower or any of its Subsidiaries than the terms and conditions of this Agreement, and any refinancings, refundings, renewals or extensions thereof; provided that the terms of such refinancing, refunding, renewing, or extending Indebtedness satisfy the requirements of this Section 7.02(h);

(i)                                     Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case) incurred through the borrowing of money or contingent liabilities in respect thereof;

(j)                                    Indebtedness incurred by the Borrower or any of its Subsidiaries in a Disposition under agreements providing for, and in the form of, indemnification, the adjustment of the purchase price or similar adjustments and earn outs;

(k)                                 Cash management obligations and Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts in the ordinary course of business;

(l)                                     Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations of the Borrower or any of its Subsidiaries contained in supply arrangements, in each case, in the ordinary course of business;

(m)                             Indebtedness consisting of obligations of the Borrower or any of its Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in the ordinary course of business and in connection with any Acquisition permitted under Section 7.03(g); and

(n)                                 Indebtedness in an aggregate principal amount not exceeding $5,000,000 that constitutes Acquisition Consideration with respect to an Acquisition permitted hereunder on an unsecured subordinated basis, which subordination agreement shall be on terms reasonably satisfactory to the Administrative Agent; provided that the terms and provisions of such Indebtedness shall be reasonably satisfactory to the Administrative Agent.

(o)                                 Indebtedness under the Lakehead Loan Documents, provide that aggregate principal amount of all such Indebtedness does not exceed $181,000,000;

(p)                                 unsecured Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding.

7.03.                     Investments.  Make or hold any Investments, except:

(a)                                 Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b)                                 Investments held by the Borrower in the form of Lakehead Loan Collateral;

(c)                                  advances to officers, directors and employees of the General Partner, the Borrower and the Borrower’s Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d)                                 (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in joint ventures or Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $20,000,000 (when combined with any Guarantees entered into pursuant to Section 7.02(e)(ii));

(e)                                  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)                                   Guarantees permitted by Section 7.02;

(g)                                  Acquisitions (by purchase or merger) provided that (i) a Loan Party is the acquiring or surviving entity; (ii) no Default or Event of Default exists and the Acquisition could not reasonably be expected to cause a Default or an Event of Default; (iii) before and after giving effect to such Acquisition on a Pro Forma Basis, the Borrower and its Subsidiaries would have been in compliance with Section 7.11 as of the end of the most recently ended fiscal quarter; (iv) the requirement of Section 7.07 is satisfied and the target is not hostile; (v) if such Acquisition is of Equity Interests, the issuer of such Equity Interests shall be an entity organized under the laws of the United States and shall become a Wholly Owned Subsidiary upon consummation of such Acquisition; and (vi) with respect to any Acquisition for which the Acquisition Consideration exceeds $15,000,000, the Administrative Agent shall have received, at least five (5) Business Days prior to the date on which any such Acquisition is to be consummated, a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this Section 7.03(g) have been satisfied or will be satisfied on or prior to the date on which such Acquisition is consummated;

(h)                                 other Investments to which the Administrative Agent has consented in writing;

(i)                                     Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j)                                    Investments consisting of any deferred portion of the sales price received by the Borrower or any Subsidiary in connection with any Disposition permitted pursuant to Section 7.05;

(k)                                 so long as no Event of Default has occurred and is continuing or would result from such Investment, other Investments not exceeding $20,000,000 in the aggregate in any fiscal year of the Borrower.

7.04.                     Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                 any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b)                                 any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c)                                  any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party; and

(d)                                 a Loan Party may merge or consolidate with any Person in accordance with Section 7.03(g).

7.05.                     Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                 Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 ordinary-course-of-business Dispositions of (i) inventory; (ii) Cash Equivalents; (iii) overdue accounts receivable in connection with the compromise or collection thereof (and not in connection with any financing transaction); and (iv) leases, subleases, rights of way, easements, licenses, and sublicenses that, individually and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries and do not materially detract from the value or the use of the property which they affect;

(c)                                  Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)                                 Dispositions of property by any Subsidiary to the Borrower or to a Wholly Owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must also be a Loan Party;

(e)                                  Dispositions permitted by Section 7.04;

(f)                                   Permitted Sale/Leaseback Transactions;

(g)                                  Dispositions of the Lakehead Loan Collateral to the extent permitted by the Lakehead Loan (including any mandatory prepayments required thereunder);

(h)                                 Dispositions of property (i) resulting from the condemnation thereof or (ii) that has suffered a casualty (constituting a total loss or constructive total loss of such property), in each case upon or after receipt of the condemnation proceeds or insurance proceeds of such condemnation or casualty, as applicable, provided that the cash proceeds therefrom are applied in accordance with Section 2.05(b)(ii);

(i)                                     Dispositions of real property (other than Stripes Properties) or non-operating assets;

(j)                                    Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or any of the Subsidiaries;

(k)                                 Dispositions of Investments in joint ventures;

(l)                                     other Dispositions of property or assets (other than Stripes Properties) in connection with the formation or operation of joint ventures in accordance with Section 7.03(d) and (k);

(m)                             Dispositions of Stripes Properties in an aggregate amount not to exceed (when aggregated with Permitted Sale/Leaseback Transactions under clause (ii) of the definition thereof) $10,000,000;

(n)                                 Dispositions by the Borrower and its Subsidiaries of property or assets (other than Stripes Properties) not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (n) in any fiscal year shall not exceed $15,000,000 and (iii) at least 75% of the purchase price for such asset shall be paid to the Borrower or such Subsidiary in cash;

provided, however, that any Disposition pursuant to Section 7.05(c), (f), (g), (h), (i), (k) (l), and (m) shall be for fair market value.

7.06.                     Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)                                 each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Loan Parties and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)                                 the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common or subordinated Equity Interests of such Person and the Borrower may issue common Equity Interests upon the conversion of subordinated Equity Interests;

(c)                                  the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from the substantially concurrent issue of new common or subordinated Equity Interests;

(d)                                 the Borrower may make Restricted Payments to Holdings on the Closing Date as described in “Use of Proceeds” in the Registration Statement;

(e)                                  the Borrower may make Restricted Payments with respect to any fiscal quarter in an aggregate amount not to exceed Available Cash with respect to such fiscal quarter;

(f)                                   the Borrower may make Restricted Payments to holders of convertible Indebtedness permitted pursuant to Section 7.02(h), payable solely in the common or subordinated Equity Interests of the Borrower; and

(g)                                  the Borrower may make Restricted Payments in connection with awards issued under any long term incentive compensation plan by accepting forfeitures or holding back any portion of the Equity Interests underlying any such award in exchange for (i) satisfying any recipient tax obligation due upon the vesting of (or lapse of restrictions upon) such award or (ii) waiving the payment of any exercise price in connection with the exercise of any such award.

7.07.                     Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08.                     Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties, (ii) Restricted Payments permitted by Section 7.06, (iii) transactions pursuant to the Material Contracts, (iv) transactions approved by the conflicts committee of the General Partner in accordance with the Borrower Partnership Agreement, (v) any employment or compensation agreement, deferred compensation plans, employee benefits plan, equity incentive or equity-based plans, profits interests, officer, supervisor and director indemnification agreement or insurance, stay bonuses, severance or similar agreement and arrangements, in the ordinary course of business, (vi) reasonable and customary director, officer, supervisor and employee fees and compensation and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, (vii) non-material transactions with Holdings or any of its Subsidiaries entered into in the ordinary course of business so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and each such transaction is entered into in good faith and is in the best interests of the Borrower, and (vii) any corporate sharing agreements with respect to tax sharing and general overhead and administrative matters.

7.09.                     Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to or invest in the Borrower or any Subsidiary Guarantor, (ii) of any Subsidiary required to be a Guarantor hereunder to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary Guarantor hereunder to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(f) or (g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or (B) customary non-assignment provisions in purchase and sale or exchange agreements or similar operational agreements, or provisions in licenses, easements or leases, in each case entered into in the ordinary course of business and consistent with past practices, which restrict the transfer, assignment or encumbrance thereof; provided, further that clauses (i), (ii) and (iii) shall not apply (x) to any contract or agreement in effect (A) as of the Closing Date and set forth on Schedule 7.09 (and any replacements or extensions of any such contracts or agreements that do not materially expand any such limitations), (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower (and any replacements or extensions of any such contracts or agreements that do not materially expand any such limitations) or (C) at the time any property is acquired, so long as such restrictions relate only to the property so acquired and the agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower (and any replacements or extensions of any such contracts or agreements that do not materially expand any such limitations) or (y) to any encumbrances or restrictions contained in the organizational documents of a joint venture permitted pursuant to Section 7.03 encumbering or restricting the disposition or distribution of assets of property of the joint venture.

7.10.                     Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11.                     Financial Covenants.  (a) Consolidated Interest Coverage Ratio.  Beginning with the fiscal quarter ending December 31, 2012, permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.50 to 1.00.

(b)                                 Consolidated Total Leverage Ratio.  Beginning with the fiscal quarter ending December 31, 2012, permit the Consolidated Total Leverage Ratio at any time during any period of four fiscal quarters of the Borrower to be greater than (i) during a Specified Acquisition Period (A) if a Qualified Offering has not been consummated, 5.00 to 1.00 and (B) if a Qualified Offering has been consummated, 5.50 to 1.00 and (ii) at all other times, (A) if a Qualified Offering has not been consummated, 4.50 to 1.00 and (B) if a Qualified Offering has been consummated, 5.00 to 1.00.

(c)                                  Consolidated Senior Secured Leverage Ratio.  If a Qualified Offering has been consummated, permit the Consolidated Senior Secured Leverage Ratio at any time during any period of four fiscal quarters of the Borrower to be greater than 3.50 to 1.00.

7.12.                     Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) fiscal year.

7.13.                     Prepayments of Certain Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness permitted under Sections 7.02(h), except refinancings, refundings, renewals, extensions and conversions into Equity Interests of Indebtedness incurred in accordance with Section 7.02(h).

7.14.                     Amendment, Etc. of Organization Documents, Material Contracts and Indebtedness.  (a)  Amend any of its Organization Documents (including the Borrower Partnership Agreement), unless such amendments, modifications, or supplements could not reasonably be expected to be materially adverse to the rights of the Administrative Agent or the Lenders, (b) amend, modify, or supplement any of the Material Contracts unless such amendments, modifications, or supplements, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (c) amend, modify or otherwise change, or consent to any amendment, modification or change to (or otherwise permit) the Lakehead Loan Documents or the terms of or documents evidencing any Indebtedness incurred pursuant to Section 7.02(h), in each case, in a manner that could reasonably be expected to be adverse to the Lenders .

7.15.                     Limitation on Speculative Hedging.  (a) Enter into any Swap Contract for speculative purposes, or (b) be party to or otherwise enter into any Swap Contract which is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or its Subsidiaries’ operations.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01.                     Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.05, 6.11, 6.12 or Article VII; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement contained in (i) Sections 6.01, 6.02(a), 6.02(d), 6.02(h), 6.02(j), 6.03 or 6.07 of this Agreement and such failure continues for 10 days after the earlier to occur of (1) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (2) a Responsible Officer of the Borrower becomes aware of any such failure or (ii) any covenant (not specified in clause (i) above or in Sections 8.01(a) or (b) above) in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier to occur of (1) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (2) a Responsible Officer of the Borrower becomes aware of any such failure; or

(d)                                 Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that does not have a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any material respect when made or deemed made or (ii) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that has a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any respect when made or deemed made; or

(e)                                  Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)                                   Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to a Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                                    Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)                                 Change of Control.  There occurs any Change of Control; or

(l)                                     Lakehead Loan — Event of Default.  There occurs any “Event of Default” as such term is defined in any Lakehead Loan Document.

(m)                             Collateral Documents. The Liens created by the Collateral Documents shall cease to be perfected, or shall cease to have the priority contemplated by the Collateral Documents, on a material portion of the Collateral in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders.

(n)                                 Material Contracts.  (i) Any default or event of default shall have occurred under any of the Material Contracts which has not been cured within any applicable grace period and which default or event of default could, individually or in the aggregate with any other defaults or events of default under the Material Contracts, reasonably be expected to have a Material Adverse Effect, or (ii) any of the Material Contracts shall have terminated prior to its stated or scheduled expiration or maturity, which termination, individually or in the aggregate with any other terminations of Material Contracts, could reasonably be expected to have a Material Adverse Effect.

8.02.                     Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                 declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)                                 exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03.                     Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.15; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01.                     Appointment and Authority.  (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)                                 The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02.                     Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03.                     Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment..  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

(e)                                  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04.                     Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05.                     Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06.                     Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative

Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)                                 Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07.                     Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08.                     No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Book Manager, the Arranger, the syndication agent or any co-documentation agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09.                     Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

9.10.                     Collateral and Guaranty Matters.  Without limiting the provisions of Section 9.09, the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii)  if approved, authorized or ratified in writing in accordance with Section 10.01;

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(c)                                  to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Subsidiary Guarantor ceases to be a Subsidiary of the Borrower as a result of a transaction permitted under the Loan Documents (or is re-designated as an Immaterial Subsidiary); and

(d)                                 to release Holdings from its obligations under the Holdings Guaranty upon expiration or termination of such Guaranty in accordance with its terms or otherwise as permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11.                     Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Holdings Guaranty, the Subsidiary Guaranty or any Collateral by virtue of the provisions hereof or of the Holdings Guaranty or the Subsidiary Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X.
MISCELLANEOUS

10.01.              Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the Credit Extension to be made on the Closing Date, if any, Section 4.02, without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e)                                  change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)                                   change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g)                                  release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(h)                                 release all or substantially all of the value of the Subsidiary Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor from its Subsidiary Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of all or all affected Lenders and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02.              Notices; Effectiveness; Electronic Communications.  (a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, Holdings or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number,

electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Swingline Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR

OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.

(d)                                 Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Revolving Credit Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03.              No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04.              Expenses; Indemnity; Damage Waiver.  (a) Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented, out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee (which may include the allocated cost of internal counsel)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability arising with respect to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other

Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05.              Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06.              Successors and Assigns.  (a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)                               the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower, Holdings or their Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.05, 3.06 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or Holdings or the Borrower or any of their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.05 and 3.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06, 3.07 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.05, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive had the participation not been sold.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank (or any other central bank having jurisdiction over such Lender); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                   Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07.              Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C

Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08.              Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09.              Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the

Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10.              Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11.              Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12.              Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13.              Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.07, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such

Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.06) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.06) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.05 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14.              Governing Law; Jurisdiction; Etc.  (a) GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW

YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

10.15.              Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16.              No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arranger, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17.              Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18.              USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

10.19.              No General Partner’s Liability.  The Administrative Agent and the Lenders agree for themselves and their respective successors and assigns, including any subsequent holder of any Note, that no claim under this Agreement or under any other Loan Document shall be made against General Partner, and that no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, hereunder or on any other Loan Document shall be obtained or enforced, against General Partner or its assets for the purpose of obtaining satisfaction and payment of amounts owed under this Agreement or any other Loan Document.

10.20.              ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SUSSER PETROLEUM PARTNERS LP

By: Susser Petroleum Partners GP LLC, its general partner

By:	/s/ E.V. Bonner, Jr.
E.V. Bonner Jr.
Executive Vice President, Secretary and
General Counsel

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Denise Jones
Denise Jones
Assistant Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Gary L. Mingle
Gary L. Mingle
Senior Vice President

Signature Page to Credit Agreement

Barclays Bank PLC

By:	/s/ Michael Mozer
Name: Michael Mozer
Title: Vice President

Signature Page to Credit Agreement

UBS LOAN FINANCE LLC

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ David Urban
Name: David Urban
Title: Associate Director

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Stephen A. Leon
Name: Stephen A. Leon
Title: Managing Director

Signature Page to Credit Agreement

BMO Harris Financing, Inc.

By:	/s/ Philip Langheim
Name: Philip Langheim
Title: Managing Director

Signature Page to Credit Agreement

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ Timothy Zawinsky
Name: Timothy Zawinsky
Title: Vice President

Signature Page to Credit Agreement

REGIONS BANK

By:	/s/ Robin Ingari
Name: Stephen A. Leon
Title: Senior Vice President

Signature Page to Credit Agreement

CADENCE BANK, N.A.

By:	/s/ Mike Ross
Name: Mike Ross
Title: Senior Vice President

Signature Page to Credit Agreement

COMPASS BANK

By:	/s/ Stuart Murray
Name: Stuart Murray
Title: Senior Vice President

Signature Page to Credit Agreement

ROYAL BANK OF CANADA

By:	/s/ Gordon MacArthur
Name: Gordon MacArthur
Title: Authorized Signatory

Signature Page to Credit Agreement

RAYMOND JAMES BANK, N.A.

By:	/s/ Alexander L. Rody
Name: Alexander L. Rody
Title: Senior Vice President

Signature Page to Credit Agreement

FROST BANK

By:	/s/ Alan R. Wilson
Name: Alan R. Wilson
Title: Market President

Signature Page to Credit Agreement

Schedule 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Revolving Credit Commitment	Applicable Percentage
Bank of America, N.A.	$40,000,000.00	16.000000000%
Barclays Bank PLC	$33,000,000.00	13.200000000%
UBS Loan Finance LLC	$22,000,000.00	8.800000000%
Wells Fargo Bank, National Association	$22,000,000.00	8.800000000%
BMO Harris Financing, Inc.	$21,000,000.00	8.400000000%
Amegy Bank National Association	$21,000,000.00	8.400000000%
Regions Bank	$21,000,000.00	8.400000000%
Cadence Bank, N.A.	$17,500,000.00	7.000000000%
Compass Bank	$15,000,000.00	6.000000000%
Royal Bank of Canada	$15,000,000.00	6.000000000%
Raymond James Bank, N.A.	$12,500,000.00	5.000000000%
Frost Bank	$10,000,000.00	4.000000000%
TOTAL	$250,000,000.00	100.000000000%

Schedule 2.01 — Credit Agreement